EXHIBIT 99.1

News Release Investors and Media Contacts: Kosta Karmaniolas 925.658.6137

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PRESS RELEASE

The PMI Group, Inc. Announces Termination of Contingencies Permitting it to Recognize in its Financial Statements the Value of the Contingent Promissory Note Received in Connection with the PMI Australia Sale

Reinsurance Profit Sharing Commission Also Paid to PMI Mortgage Insurance Co.

WALNUT CREEK, Calif., July 5, 2011 /PRNewswire via COMTEX/ --

The PMI Group, Inc. (NYSE: PMI) (the "Company" or "PMI") announced today that QBE Insurance Group Limited ("QBE") has waived the right to make deductions to the value of the contingent promissory note (the "QBE Note") received from QBE in connection with the 2008 sale of PMI Australia to QBE. As a result of the termination of these contingencies, PMI will be able to recognize the value of the QBE Note in its consolidated GAAP and statutory financial statements for the quarter ended June 30, 2011. The payment due date of the QBE Note remains September 30, 2011.

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As the Company has previously reported, the Company is required, upon receipt of payment of the QBE Note, to make a $25 million payment to PMI Mortgage Insurance Co. ("MIC") under the terms of the agreement pursuant to which MIC assigned and transferred the QBE Note to PMI (MIC's holding company).
In addition, as previously reported, upon payment of the QBE Note, PMI will be required to repay the approximately $50 million outstanding under PMI's credit facility. Following repayment of the credit facility, the Company's next debt principal maturity is scheduled to occur in September 2016.

The QBE Note is valued at approximately $208 million (pre-tax) at maturity.

In a separate transaction, on June 30, 2011, MIC received a $25 million profit commission from QBE relating to a reinsurance transaction between the parties. This profit commission will be reflected in MIC's second quarter statutory financial statements.

About The PMI Group, Inc.
The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides credit enhancement solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their very nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others, the risk that payment of the QBE Note is not made when and as contractually required.

In addition, statements in this press release are solely intended, and are strictly limited, to describing the transactions and occurrences described herein and are not to be construed as being indicative of the Company's overall results for the quarter ended June 30, 2011 or for any other period. The Company's results for the quarter ended June 30, 2011 will be reported at a later date.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2010. We undertake no obligation to update forward-looking statements.

SOURCE The PMI Group, Inc.